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                                                                     EXHIBIT 4.2


                           AMERUS LIFE HOLDINGS, INC.

                      1999 NON-EMPLOYEE STOCK OPTION PLAN

     Section 1. Purpose. The purpose of this Plan is to provide a means to recognize and reward persons who are not employees of the Company or any Subsidiary but who make significant contributions to the success of the Company and/or its Subsidiaries by assisting them in acquiring a proprietary interest in the Company and/or by granting them value based on appreciation of the Company's stock.

     Section 2. Definitions. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth below:

     (a) "Administrator" shall mean Douglas K. Owens, Vice President Compensation of the Company, or such successor as may be designated from time to time by the Company's Chief Human Resources Officer or the Board.

     (b) "Agent" shall mean any person who (i) is an agent, general agent, personal producing agent or other person, (ii) is an independent contractor and (iii) receives Commissions in connection with the sale of life insurance or annuities issued by a Subsidiary.

     (c) "Agreements" shall mean Stock Option Agreements and/or Stock Appreciation Rights Agreements.

     (d)  "Awards" shall mean Options and/or Stock Appreciation Rights.

     (e)  "Board" shall mean the Board of Directors of the Company.

     (f) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

     (g) "Commissions" shall mean commissions, overrides and other amounts earned by an Agent in connection with the sale of life insurance and/or annuities issued by the Company or a Subsidiary.

     (h) "Common Stock" shall mean the Class A Common Stock, no par value per share, of the Company, and any other stock or securities resulting from the adjustment thereof or in substitution therefor as described in Section 13 of this Plan.

     (i) "Company" shall mean AmerUs Life Holdings, Inc., an Iowa corporation.

     (j) "Fair Market Value" with respect to the Common Stock as of any date shall mean (i) in the event the Common Stock is listed on a national securities exchange, the closing price as reported for composite transactions on that date or, if no sales


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          occurred on that date, then the closing price on the next preceding date on which such sales of Common Stock occurred; (ii) in the event the Common Stock is not listed on a national securities exchange, the mean between the high bid and low asked prices reported for shares of Common Stock traded over-the-counter on that date or, if no bid and asked prices were reported on that date, then the mean between the high bid and low asked prices on the next preceding date on which such prices were reported; or (iii) in the event there are no over-the-counter prices for the Common Stock and it is not listed on a national securities exchange, the fair market value as determined by the Administrator in his reasonable discretion.

     (k) "Iowa Commissioner" shall mean the Commissioner of Insurance of the State of Iowa.

     (l) "Material Breach" shall mean any breach by a Participant or, if the Participant is a general agent of a Subsidiary, by the Participant's insurance agency, of a contract or agreement (written or implied) with the Company or any Subsidiary which breach constitutes conduct by the Participant or such agency that is injurious to the Company or any subsidiary thereof, monetarily or otherwise, including any act of dishonesty or improper sales practices. A Material Breach by a Participant who is an Agent shall be conclusively presumed to have occurred in the event a Subsidiary terminates such Agent's contract for "cause" and/or in a manner that is effective immediately and that affects the Agent's right to receive renewal commissions otherwise payable under the Agent's contract.

     (m) "Option" shall mean an option to purchase Common Stock granted pursuant to this Plan.

     (n) "Option Price" shall mean the price at which Common Stock may be purchased under an Option, as provided in Section 6(d) of this Plan.

     (o) "Optionee" shall mean a Participant granted an Option under the Plan.

     (p) "Other Non-Employee" shall mean a person who is neither (i) an Agent (or a person who would be an Agent but for the termination of his or her Agent contract with a Subsidiary) nor (ii) an employee of the Company or any subsidiary thereof, and who significantly contributes to the success of the Company and/or a subsidiary thereof.

     (q) "Participant" shall mean an Agent or Other Non-Employee who receives an Award granted pursuant to the Plan.

     (r)  "Plan" shall mean the AmerUs Life Holdings, Inc. 1999
          Non-Employee Stock Option Plan.


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     (s)  "Plan Year" shall mean the calendar year, January 1 through December
          31. The initial Plan Year shall commence on the effective date of the Plan and terminate on December 31, 1999.

     (t) "Restricted Period" shall mean, with respect to a particular Stock Unit, the period determined by the Administrator during which the Participant may not exercise his or her rights as to such Stock Unit, which period shall be no shorter than one year from the date such Stock Unit is awarded, except as otherwise determined by the Administrator at the time of such award.

     (u) "Stock Appreciation Rights" shall mean an Award pursuant to Section 8 hereof.

     (v) "Stock Appreciation Rights Agreement" shall mean the written agreement between a Participant and the Company evidencing the grant of Stock Appreciation Rights hereunder and setting forth the number of Stock Units granted and the terms and conditions of the grant.

     (w) "Stock Option Agreement" shall mean the written agreement between an Optionee and the Company evidencing the grant of an Option and setting forth the terms and conditions of the grant.

     (x)  "Stock Unit" means a unit of Stock Appreciation Rights pursuant to
          Section 8 of hereof.

     (y) "Subsidiary" shall mean any corporation that qualifies as a subsidiary corporation of the Company within the meaning of Section 424 of the Code and sells life insurance and/or annuities.

     Section 3.  Administration of the Plan.

     (a)  The Administrator.  The Administrator shall administer the Plan.

     (b) Powers of the Administrator. With respect to each Plan Year, the Company may determine a method pursuant to which the Company will grant Awards to Participants. For each Plan Year, the Administrator shall announce whether Awards will be granted, the criteria under which Awards will be granted, the vesting requirements for Awards granted and all other provisions designated by the Administrator with respect to Awards to be granted during such Plan Year. The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as the Administrator shall from time to time deem advisable, to interpret the terms and provisions of the Plan (and any Agreements and/or other agreements relating


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          thereto), and to otherwise supervise the administration of the Plan.

     (c) Agreements. Each Award shall be evidenced by a written Agreement containing such provisions as may be approved by the Administrator. Each such Agreement shall constitute a binding contract between the Company and the Participant, and each Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each agreement may include such additional provisions and restrictions determined by the Administrator, in his discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan or with the terms previously announced by the Administrator as the criteria under which Awards will be granted. The Administrator and such other officers as shall be designated by the Administrator are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

     (d) Timing of Grants. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination of granting such Award or, for Awards as to which the Administrator imposes one or more conditions on the granting of the Award, the date of the grant may be a later date expressly contemplated as the date of such grant. Notice of the determination shall be given to each Participant to whom an Award is granted within a reasonable time after the date of such grant.

     (e) Effect of Administrator's Decisions. All decisions, determinations and interpretations by the Administrator shall be final and conclusive on all persons affected thereby.

     Section 4. Eligibility to Receive Awards. Agents and Other Non-Employees will be eligible to receive Awards under the Plan pursuant to criteria established from time to time by the Administrator. In order for an Agent to receive Awards, the Agent's contract with a Subsidiary must be in effect on the date of the grant.

     Section 5.  Shares Available for Awards under the Plan.

     (a) Aggregate Number of Shares Available. Subject to any adjustments pursuant to Section 13 of this Plan, the aggregate number of shares of Common Stock and Stock Units as to which Awards may be granted under the Plan shall be one hundred thousand (100,000) shares. Shares delivered by the Company pursuant to exercises of Options or in connection with Stock Appreciation Rights may be authorized but unissued shares of Common Stock, issued shares of Common Stock which have been reacquired by the Company, or a combination thereof, as the Administrator shall from time to time determine.


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     (b)  Effect of Expiration of Awards.  If any outstanding Award under the
          Plan for any reason expires or is terminated without having been exercised in full, the shares of Common Stock and/or Stock Units subject to but not issued pursuant to such Award shall, unless the Plan has been terminated, become available for the granting of further Awards under the Plan.

     Section 6. Terms and Conditions of Options. Each Option granted under the Plan shall comply with and be subject to the terms and conditions provided below, as well as such other terms and conditions as may be determined pursuant to Section 3 or by the Administrator. The related Stock Option Agreement will specify the following terms of each Option:

     (a) Number of Shares. The number of shares of Common Stock to which an Option relates shall be determined by the Administrator pursuant to the criteria prescribed for the applicable Plan Year and shall be specified in the related Stock Option Agreement.

     (b) Exercise Period. Options granted under the Plan shall be exercisable for such periods as may be determined by the Administrator not to exceed ten years and set forth in the related Stock Option Agreements, subject to the provisions of Section 9 hereof.

     (c) Vesting of Options. The Administrator shall determine the schedule for the vesting of Options. Except as otherwise determined by the Administrator at grant, no Option shall be exercisable prior to the first anniversary date of the granting of the Option. The Administrator may condition the exercise of an Option upon the attainment of specified performance goals or such other criteria as the Administrator may determine, in his sole discretion. The terms and provisions of Options need not be the same with respect to each Optionee.

     (d) Option Price. The Option Price for each Option shall be determined by the Administrator at the time of the grant but shall not be less than the Fair Market Value as of the date of the grant.

     Section 7.  Method of Exercise; Payment of Option Price

     (a) Method of Exercise. An Option may be exercised as to any or all full shares of Common Stock as to which the Option has become exercisable in accordance with the terms of the related Stock Option Agreement and the provisions of this Plan by delivering to the Company written notice of such exercise in the manner hereinafter specified in Section 18, provided, however, that an Option may not be exercised at any one time as to less than one hundred (100) shares (or such number of shares as to which the Option is then exercisable if such number of shares is less


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          than one hundred (100) shares).  Such written notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price for such shares. The date of exercise of an Option or portion thereof shall be the date of receipt by the Company of such written notice as determined in accordance with the provisions of
          Section 18 of the Plan.  The date of issuance of shares of Common
          Stock shall be as soon as practicable after exercise but shall be no earlier than a date which is at least ten (10) business days after receipt of notice of exercise. Until shares are actually issued, those shares shall not be deemed outstanding for any purpose.

     (b) Payment of Option Price. Payment for shares purchased upon exercise of an option may be made

          (i)   in cash (including a check, bank draft or money order), or

          (ii) with the approval of the Administrator, by delivering to the Company shares of Common Stock already owned by the Optionee ("Previously Held Shares") having a Fair Market Value (determined as of the day preceding the date on which the Option is exercised) equal to the Option Price of the shares of Common Stock as to which the Option is being exercised, or

          (iii) with the approval of the Administrator, by a combination of the methods described in (i) and (ii) above.

     Section 8. Stock Appreciation Rights. Any Stock Appreciation Rights shall be subject to the following terms and conditions, and to such other terms and conditions as are either applicable generally to Awards or are prescribed by the Administrator in a Stock Appreciation Rights Agreement with the
Participant:

     (a) Number of Stock Units. The number of Stock Units to which an Award of Stock Appreciation Rights relates shall be determined by the Administrator pursuant to the method prescribed for the applicable Plan Year and shall be specified in the related Stock Appreciation Rights Agreement.

     (b) Exercise Period. Stock Appreciation Rights granted under the Plan shall be exercisable for such periods as may be determined by the Administrator not to exceed ten years and set forth in the related Stock Appreciation Rights Agreement, subject to the provisions of
          Section 9 hereof.

     (c) Exercise Rights. On any business day after the Restricted Period ends and before the exercise period expires for a particular Stock Unit, the Participant may exercise his or her rights as to such Stock Unit as provided herein. Upon such exercise, the Participant shall be entitled to receive, for each Stock Unit, an amount in cash or



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          shares of Common Stock equal in value to the difference between (i)
          the Fair Market Value of one share of Common Stock on the business day when such exercise occurs and (ii) the Fair Market Value of one share of Common Stock on the date of grant of such Stock Unit. Payment shall be made to the Participant within ten days after the date of such exercise. The Administrator has the right to determine the form of payment any Participant shall receive upon exercising his or her rights as to each Stock Unit.

     Section 9.  Termination of Relationship.

     (a) If the Participant's contractual or other relationship (as an Agent or otherwise) with the Company or a Subsidiary is terminated for any reason (including by reason of death or disability) other than a Material Breach, the Participant (or his or her heirs in the case of death) may exercise the Award, solely to the extent that such Participant was entitled to do so at the date of such termination, at any time or from time to time within thirty (30) days after the date of such termination and, to the extent not exercised within this period, any such unexercised Awards shall automatically terminate. In addition, the Participant will not be eligible to receive Awards that would otherwise be awarded after the date of such termination. In the event of a change in the Participant's relationship with the Company or a Subsidiary where the Participant maintains or enters into a different contract or relationship with the Company or a subsidiary thereof (including, without limitation, instances where an Agent terminates one contract and enters into a different contract that does not include a minimum production requirement), the Administrator will determine whether the provisions of this Section are applicable.

     (b) In the event a Participant's relationship with the Company or any Subsidiary is terminated for a Material Breach, any unexercised Award granted to such Participant shall automatically terminate on the date that the Company or a Subsidiary gives notice to such Participant of such Material Breach and/or of the termination of any contract with such Participant.

     Section 10. Modification, Extension and Renewal of Awards. Subject to the terms and conditions and within the limitations of the Plan, the Administrator in his discretion may modify, extend or renew outstanding Awards granted under the Plan, or accept the surrender of outstanding Awards (to the extent not theretofore exercised) and authorize the granting of new Awards hereunder in substitution therefor. Notwithstanding the foregoing, however, no modification (other than adjustments as provided by Section 13 hereof) of an Award shall, without the consent of the Participant, materially alter or impair any rights or obligations under any Award theretofore granted to such Participant.

     Section 11. Governing Law. This Plan, each grant of an Award hereunder and the related Stock Option Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code, the federal securities laws or any other laws of the United States, shall be governed by the laws of the State of Iowa and construed in accordance


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therewith without giving effect to principles of conflicts of laws.  This Plan and any Awards granted hereunder are not qualified under Section 401(a) of the Code and are not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Section 12. Withholding Taxes. The Company shall be entitled to require, as a condition to its delivery of shares of Common Stock or cash upon the exercise of an Award, that the Participant pay to the Company an amount sufficient to satisfy all present or estimated future federal, state and local withholding tax requirements related thereto. Subject to the further provisions of this Section 12 and to the approval of the Administrator, an Optionee may elect to satisfy applicable withholding tax liabilities by (i) having the Company withhold from the shares of Common Stock otherwise issuable to the Optionee upon his or her exercise of an Option that number of shares of Common Stock having a Fair Market Value on the day preceding the date of such exercise sufficient to satisfy the amount of such tax liabilities or (ii) delivering to the Company that number of Previously Held Shares having a Fair Market Value on the day preceding the date of such exercise sufficient to satisfy the amount of such tax liabilities. Any such election will be irrevocable and must be made prior to the date the Option exercise becomes taxable.

     Section 13. Adjustments Upon Changes in Capitalization. The total number and character of shares available for Awards under the Plan, the number and character of shares subject to outstanding Awards, the Option Price and the number and value of Stock Units shall be appropriately adjusted by the Administrator in the event of any change in the number or character of outstanding shares of Common Stock resulting from a stock dividend, subdivision or combination of shares or reclassification. In the event of a merger or consolidation of the Company or a tender offer for shares of Common Stock, the Administrator may, without the consent of any Optionee, make such adjustments with respect to Awards under the Plan and take such other actions as he deems necessary or appropriate to reflect, or in anticipation of, such merger, consolidation or tender offer, including, without limitation, the substitution of new Awards, the issuance of substitute Awards to acquire shares of the successor entity, the termination or adjustment of outstanding Awards, the acceleration of Awards, or the removal of limitations or restrictions on outstanding Awards.

     Section 14. Nontransferability. No Award granted under the Plan shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution, and any rights in connection with an Award may be exercised, during the lifetime of the Participant, only by the Participant.

     Section 15. No Right to Continued Status. Nothing in this Plan or in any Award granted hereunder shall confer upon a Participant any right to continue his or her relationship or contract with the Company or a Subsidiary nor interfere or affect in any way the right of the Company or a Subsidiary to terminate its relationship or contract with a Participant at any time and for any reason. Except as specifically provided under eligibility rules established and announced by the Administrator for specific Plan Years, no Agent or Other Non-Employee shall have a right to be granted an Award or, having received an Award, the right to be granted an Award under similar or different eligibility rules in a subsequent Plan Year.


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     Section 16.  Rights as a Shareholder.  A Participant shall have no rights as a shareholder with respect to any shares of Common Stock subject to an Award until the date of issuance to him or her of such shares. Upon exercise, the date of issuance shall be as soon as practicable but shall be no earlier than a date which is at least ten (10) business days after receipt of notice of issuance. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock is issued, except as provided in Section 13 hereof.

     Section 17. Compliance with Law and Other Conditions. The obligation of the Company to issue or deliver shares of Common Stock upon the exercise of Options or in connection with the exercise of Stock Appreciation Rights shall be subject to all applicable laws, regulations, rules and approvals of applicable governmental and regulatory authorities. Notwithstanding any other provisions of this Plan or any Agreements, the Company shall not be required to issue or deliver any shares of Common Stock purchased upon the exercise of an Option or delivered in connection with the exercise of Stock Appreciation Rights prior to the fulfillment of the following conditions:

     (i) The listing, or approval for listing upon notice of issuance, of such shares on any securities exchange on which the Common Stock is then listed;

     (ii) The registration or any other qualification of such shares under any state or federal securities law or regulation which the Administrator shall, in his absolute discretion upon the advice of counsel, deem necessary or advisable;

     (iii) Any required filing, consent, approval or other clearance from the Iowa Commissioner pursuant to Section 191-46.10 of the Iowa Commissioner's regulations implementing Section 521A.14 of the Iowa Code or any successor requirements; and

     (iv) The obtaining of any other consent, approval, permit or other clearance from any state or federal governmental or regulatory agency which the Administrator shall, in his absolute discretion upon the advice of counsel, determine to be necessary or advisable.

     Section 18. Notices. Whenever any notice is required or permitted under the Plan or any Stock Option Agreement, such notice must be in writing and personally delivered or sent by courier or by mail. Any such notice shall be deemed effectively given or delivered upon personal delivery or twenty-four (24) hours after delivery to a courier service which guarantees overnight delivery or five (5) days after deposit with the U.S. Post Office, by registered or certified mail, return receipt requested, postage prepaid, addressed to the person who is to receive such notice at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or a Participant may change, at any time and from time to time, by written notice to the other, the address theretofore specified for receiving notices. Until changed in accordance


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herewith, the Company and each Participant shall specify as its or his or her address for receiving notices the address set forth in the Stock Option Agreement pertaining to the shares of Common Stock to which such notice relates.

     Section 19. Amendment, Suspension or Termination of the Plan. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board. No such amendment, suspension or termination, other than adjustments for changes in capitalization as provided in Section 13 hereof, shall adversely affect or impair in any material respect any outstanding Award without the written consent of the Participant affected thereby.

     Section 20. Effective Date; Duration. The Plan shall become effective upon the date of its approval by the Board. Unless earlier terminated by the Board or the Administrator pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of its effective date. No Awards shall be granted under the Plan after such termination date.


                                                               February 12, 1999



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